Exhibit 99.1

August 6, 2007

News Release

Source: EnXnet, Inc

EnXnet Multimedia Gift CardTM Can Now Be Used By Resorts And Hotels As Multimedia Room Key

Hotel chains and Resorts can now use the new Interactive Key Card to provide unique benefits to their guests.

Tulsa, OK, August 6, 2007, EnXnet, Inc’s, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) Thin Disc technology has been utilized to transform the Multimedia Gift Card™ into the new Interactive Key Card as a multimedia room key for hotels chains, resorts and the like.

You will now be able to open your hotel room door and play the Interactive Key Card in your computer. Instantly guests are entertained by a host of interactive content supplied by the hotel which could include: listening to a popular song, watching a destination video, playing hotel interactive games, retrieving exclusive discounts, sending vacation themed e-mails and accessing promotions online. With its magnetic stripe, the Interactive Key Card can also act as a stored value card for purchases of hotel products, food and services.

Since EnXnet’s announcement that the Multimedia Gift Card™ (June 25, 2007 release) has been successfully manufactured, interest has quickly escalated from a variety of markets. Now that the new Interactive Key Card has passed testing on the majority of the card key readers, the content may begin to be created to go on the product then firm orders will be accepted. The content needs to be created first so that a completed product can be delivered to the purchaser.

“Initially, the hotels have seen opportunities using the Interactive Keys as a way to differentiate their chain, offer co-op marketing options with selected destination partners and provide exclusive offers to their guests”, said Ryan Corley, CEO of EnXnet. “The chains also see the Interactive Key being saved as a souvenir, providing them with extended branding and, through built-in weblinks, the potential for ongoing guest loyalty. ”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004